FT 991

                         TRUST AGREEMENT

                       Dated: June 9, 2005

     This Trust Agreement among First Trust Portfolios, L.P., as Depositor, The Bank of New York, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 906 and certain subsequent Series, effective October 19, 2004" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio Supervisor agree as follows:


                             PART I


             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the Provisions of Parts II and III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                             PART II

              SPECIAL TERMS AND CONDITIONS OF TRUST

       FOR FIRST TRUST U.S. TREASURY SECURITIES PORTFOLIO,
                     INTERMEDIATE, SERIES 14

     The following special terms and conditions are hereby agreed to:

          A.    The  Bonds defined in Section 1.01(5)  listed  in
   Schedule A hereto have been deposited in trust under this Trust Agreement.

          B. The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust is the amount set in the "Summary of Essential Information" in the Prospectus.

          C.    The  number  of units in a Trust referred  to  in
   Section  2.03  is  set  forth  in  the  Summary  of  Essential
   Information" in the Prospectus.

          D.    For each Trust the First General Record Date  and
   the amount of the second distribution of funds from the Interest Account shall be the record date for the Initial
   Distribution per Unit and the amount set forth in the "Summary of Essential Information" in the Prospectus. Nothwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the First General Record Date and all subsequent monthly Record Dates shall be on the fifteenth day of the month.

          E. For each Trust the "First Settlement Date" is the date set forth in the "Summary of Essential Information" in the Prospectus.

          F.    The  term  "Bonds" as set forth in  the  Standard
   Terms and Conditions of Trust shall be replaced with the  term
   "Securities."

          G.    The  definition of "Bonds" contained  in  Section
   1.01(5) of the Standard Terms and Conditions of Trust shall be amended by inserting the following after "(the "Corporate
   Bonds")" appearing in the first sentence thereof:

   ",zero coupon bonds (the "Zero Coupon Bonds")".

           H. First Trust Advisors L.P.'s compensation as referred to in Section 3.15 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0020 per Unit.

          I.    The  Evaluator's evaluation fee as set  forth  in
   Section 4.03 of the Standard Terms and Conditions of Trust is hereby amended from $20.00 per evaluation to $.0030 per unit.

          J.    Notwithstanding  anything  to  the  contrary  in
   Section 6.04 of the Standard Terms and Conditions of Trust, the Trustee's Compensation Rate shall be an annual fee in the amount of $.0121 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined by Section
   4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year).


                            PART III

     A. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.01(e) shall be amended to read as follows:

       "The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission, in a book entry system operated by the Federal Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository."

     B. Section 2.01 if the Standard Terms shall be amended to included the following section at the end of Section 2.01:

          "(g) Notwithstanding anything to the contrary herein, subject to the requirements set forth in this Section 2.01(g) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

         (i) Prior to the Evaluation Time on such Business Day, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (unless such additional Securities are a precise replication of the then existing portfolio) and shall either (a) specify the quantity of additional Securities to be deposited by the Depositor on the settlement date for such subscription or
     (b) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

         (ii) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee the number of additional Units to be created.

       (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be purchased by the Trustee, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

     (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash, cash or Letter of Credit described above, deliver to, or assign in the name of or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee.

     (v) In the event the Depositor fails to take such action required by paragraph (iii) above, the Trustee shall, on the settlement date for such subscription, settle the securities transactions specified in the Subscription Notice.

     (vi) Neither the Trust nor Unit holders of the Trust will be responsible for any loss resulting from the failure of the Depositor to take such action required by paragraph (iii) above."

     C. Notwithstanding anything to the contrary in the Standard Terms and Condition of Trust, Section 6.01(e) shall be amended to read as follows:

        "(e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the Trust as set forth in section 7.04 hereof.

       (2)To  the  extent permitted under the Investment  Company
     Act of 1940 as evidenced by an opinion of counsel to the Depositor satisfactory to the Trustee or "no-action" letters or exemptive orders issued by the Securities and Exchange Commission or its staff, the Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) or an Eligible Securities Depository the Trust's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

           (A) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held with an Eligible Foreign Custodian in accordance with the foreign custody contract.

           (B) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

           (C) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR Section 270.17f-5), as now in effect or as such rule may be amended in the future ("Rule 17f-5"). The Trustee shall not delegate such duties.

           (D) The Trustee shall (i) provide the Depositor with an analysis of the custody risks associated with maintaining assets with an Eligible Securities Depository; (ii) monitor the custody risks associated with maintaining assets with the Eligible Securities Depository on a continuing basis and promptly notify the Depositor of any material change in such risks; and
       (iii) exercise reasonable care, prudence and diligence in performing the foregoing duties. The Depositor shall instruct the Trustee to take such action as the Depositor deems appropriate in response to a notification by the Trustee provided pursuant to (ii) in the preceding sentence.

            (E) The Trust's Prospectus shall contain such disclosure regarding foreign securities and foreign custody as is required for management investment companies by Forms N-1A and N-2. Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (C) above.

           (F) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unitholders and the Securities and Exchange Commission at the Trustee's corporate trust office during its usual business hours."

          D. Section 4.05 shall be amended to add the following paragraph as the third paragraph of Section 4.05 of the Standard Terms and Condition of Trust:

The Portfolio Supervisor may employ one or more sub-Portfolio Supervisors to assist in performing the services set forth in this Section 4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof.

     IN WITNESS WHEREOF, First Trust Portfolios, L.P., The Bank of New York, Securities Evaluation Service, Inc. and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                                 FIRST TRUST PORTFOLIOS, L.P.,
                                   Depositor



                                 By     Jason T. Henry
                                        Senior Vice President


                                 The Bank of New York, Trustee



                                 By          Joan Currie
                                             Vice President

(SEAL)
Attest:


 Michael Kuhl
 Assistant Vice President
                                 SECURITIES EVALUATION SERVICE,
                                   INC., Evaluator



                                 By     James R. Couture
                                        President

(SEAL)
Attest:


 James G.  Prince
 Vice President and
 Assistant Secretary

                                 FIRST TRUST ADVISORS L.P.,
                                   Portfolio Supervisor



                                 By     Jason T. Henry
                                        Senior Vice President



                  SCHEDULE A TO TRUST AGREEMENT
                 SECURITIES INITIALLY DEPOSITED


                               IN

                             FT 991


(Note: Incorporated herein and made a part hereof is the "Schedule of Investments" as set forth for each Trust in the Prospectus.)